EXHIBIT 99.1

Ventrus Completes Clinical Development Staffing

NEW YORK, Feb. 1, 2011 (GLOBE NEWSWIRE) -- Ventrus Biosciences, Inc. (Nasdaq:VTUS), a pharmaceutical company focused on developing and commercializing gastrointestinal products, today announced the completion of its clinical development staffing.

Ventrus has contracted Mohan Kabadi, Ph.D. as head of Pharmaceutical Product Development and Manufacturing. Dr. Kabadi will be responsible for the supply of commercial grade API and drug product for our products and for the development of the extended release forms of Diltiazem cream. Previously, Dr. Kabadi was at Bristol-Myers Squibb, Novartis, Pfizer, Faulding, and Roche. In the past 20 years, Dr. Kabadi has formulated, manufactured and successfully launched more than 25 ethical, generic, and specialty products. Currently, he serves as the President of American Association of Indian Pharmaceutical Scientists (AAiPS) and holds membership as well as active participation in AAPS and CRS.

Monil Shah has been employed as Vice President, Clinical Research and Development. Dr. Shah has a Doctorate in Pharmacy from Rutgers University and drug development experience from Novartis, Amgen, Fibrogen, and most recently was Director of Clinical Strategic Planning at Celgene.

Celina Scholl has been employed as Clinical Project Manager.  Ms. Scholl has drug development experience from Novartis and Merck Pharmaceuticals and most recently with GSK Biologics.

Christina S. DiArcangelo, CEO of Armonia Clinical Research, has been contracted to manage our outsourcing activities.  Ms. DiArcangelo’s expertise includes global outsourcing, project management, global contracting, site contracting, process development, and site and service provider budget development and negotiations.

John Dietrich, formerly vice president of clinical operations of Ventrus and currently consulting with Ventrus, will continue consulting with Ventrus, and will manage our toxicology program and support our publication activities.  Dr. Dietrich received his Ph.D. in Pharmacology and has been in the biopharmaceutical industry since 1979. Dr. Dietrich has held senior management positions in drug research and development for a number of biotech companies.

CEO Russell Ellison commented on the completion of Ventrus clinical development team: “We are very pleased to now be fully staffed with such a qualified and experienced drug development team to help us optimally progress our exciting product portfolio.”

About Ventrus

Ventrus is a development stage specialty pharmaceutical company focused on the development of late-stage prescription drugs for gastrointestinal disorders.  Our lead product, Iferanserin (VEN 309) is a new chemical entity, or NCE, for the topical treatment of hemorrhoids, which targets a specific serotonin receptor (5HT2A) thought to be important in the disease. The first late phase clinical trial (Phase III) with Iferanserin is expected to start mid-year 2011 and we expect data to be available in the first quarter of 2012

Our additional product candidate portfolio consists of two in-licensed late-stage drugs intended to treat anal fissures (VEN 307) and fecal incontinence (VEN 308). The first Phase III clinical trial with Ven 307 has begun in Europe and we expect data to be available in the second quarter of 2012. These candidates are two molecules that were previously approved and marketed for other indications and that have been formulated into our proprietary topical treatments for these new gastrointestinal indications.

Please Note: The information provided herein contains estimates and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our ability to retain and hire necessary employees and to staff our operations appropriately; the unpredictability of the clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; the cost, timing and results of clinical trials and other development activities involving our product candidates; our anticipated capital expenditures and our estimates regarding our capital requirements; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACT: ● Ventrus Biosciences, Inc. ● David Barrett ● 212-554-4506 ● dbarrett@ventrusbio.com